LIVE ENTERTAINMENT INC.
                             15400 SHERMAN WAY
                                 SUITE 500
                        VAN NUYS, CALIFORNIA  91406

                                                 DATE:  As of April 1, 1994

Pioneer North America, Inc.
2265 East 220th Street
Long Beach, California  90810

Attention:  Gregory R. Pierson

     Re:  Ronald B. Cushey

Dear Mr. Pierson:

     This letter sets forth the agreement under which Pioneer North America, Inc. ("Pioneer") will permit LIVE Entertainment Inc.
("Company") to utilize the services of Ronald B. Cushey
("Employee"), an employee of Pioneer, on a temporary full time basis. That agreement is as follows:

     1. Services. Pioneer hereby assigns Employee to LIVE to perform such finance, accounting and related services, on a full time basis, as may be assigned to Employee by the Chief Executive Officer of LIVE or his designates. Such services shall be generally performed at the principal offices of LIVE, currently in Van Nuys, California.

     2. Term. This Agreement shall commence as of the date hereof and shall continue until ten (10) days after written notice from one party to the other wherein the notifying party informs the other that it intends to terminate this Agreement.

     3. Fees. Pioneer shall remain liable to Employee for paying all of the cost of Employee as an employee of Pioneer, including salary, benefits and the like and for providing Employee with whatever employment benefits Employee may be entitled to receive under his agreement of employment with Pioneer. At the end of each month during the term hereof, Pioneer shall provide an invoice to LIVE listing the direct out-of-pocket cost of Employee to Pioneer during that portion of the prior month when Employee was providing services to LIVE pursuant to the terms of this letter. LIVE agrees to reimburse Pioneer for the costs listed in such invoice within ten (10) days after receipt thereof.

     4. Expenses. LIVE agrees to reimburse Employee for all reasonable expenses incurred by Employee in connection with his services to LIVE in accordance with this Agreement, with such reimbursement to be pursuant to the same policy, and in the same manner, that LIVE reimburses the business expenses of its senior executives.

     5. Employment Issues. Nothing contained in this Agreement shall serve to make Employee an employee or agent of LIVE. Pioneer agrees to pay in due course any and all federal, state and local taxes that may be due as a result of the compensation provided by Pioneer to Employee. Pioneer also agrees that LIVE shall have no obligation to obtain any insurance on behalf of Employee, including, but not limited to, workers' compensation insurance, and Pioneer hereby agrees to provide and pay for all of such insurance for the benefit of Employee.

     6. Indemnification. In connection with his provision of services to LIVE pursuant to this Agreement, Employee shall be entitled throughout the term hereof to the benefit of the indemnification provisions contained on the date hereof in the Bylaws of LIVE notwithstanding any future changes therein, to the extent permitted by applicable law at the time of the assertion of any liability against Employee, and to the most favorable indemnification provisions or agreements available to any senior executive of LIVE. Furthermore, LIVE agrees to indemnify and hold Pioneer harmless from and against any and all loss, cost, damage or expense incurred by or asserted against Pioneer arising out of Employee's provision of services to LIVE pursuant to this Agreement. The provisions of this paragraph 6 shall expressly survive any termination of this Agreement.

     Please confirm Pioneer's agreement to the foregoing by signing below where indicated.

                                        Very truly yours,

                                        LIVE ENTERTAINMENT INC.
                                        a Delaware corporation


                                        By:

                                             Michael J. White
                                             Executive Vice
President

AGREED AND ACCEPTED
this ____ day of May, 1994

PIONEER NORTH AMERICA, INC.



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